Exhibit 99.1

April 28, 2005

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson
Sr. Vice President and CFO
(801) 365-2804

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FIRST QUARTER 2005

Company Launches Next Generation Innova Product Family

Salt Lake City, Utah, April 28, 2005 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the first quarter ended March 31, 2005. Net sales were $25,891,000 in the first quarter 2005, down 2% from the Company’s all time quarterly record net sales of $26,306,000 in the first quarter 2004. Net loss was $3,477,000, or $.16 per share, in the first quarter 2005 compared to net income of $1,588,000, or $.07 per share, in the first quarter 2004.

North American sales of $9,594,000 in the first quarter 2005 were in line with first quarter 2004 sales of $9,605,000, but first quarter 2005 included sales from Tympany, which was acquired in December 2004. European sales of $12,278,000 in the first quarter 2005 were down 2% from first quarter 2004 sales of $12,584,000. Rest-of-world sales of $4,019,000 in the first quarter 2005 were also down 2% from first quarter 2004 sales of $4,117,000.

Gross profit of $13,857,000 in the first quarter 2005 was down 5% from gross profit of $14,577,000 in last year’s first quarter. Gross margin of 53.5% in the first quarter 2005 was down from last year’s first quarter level of 55.4% as a result of lower-margin Tympany sales in

2005. Operating expenses in the first quarter 2005 of $17,206,000 increased 37% from operating expenses of $12,598,000 in last year’s first quarter principally as a result of Tympany and significant training and marketing costs associated with the introduction of the Company’s next generation hearing aid product, Innova.

Andy Raguskus, President and CEO, stated, “I am pleased that we were able to achieve our principal goal of launching our revolutionary Innova product family in late March. The early reactions to Innova by our hearing care professional customers and hearing impaired consumers have been very positive, and we very much expect Innova to fuel our sales growth beginning immediately. In addition, we expect the results from Tympany to be less dilutive through the balance of 2005 as our diagnostics business gains traction.”

As of March 31, 2005, Sonic Innovations had cash and marketable securities, including restricted and long-term marketable securities, of $30.0 million, and debt of $7.7 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers, and proprietary auditory testing equipment that automates the four most commonly performed hearing tests.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the Innova product family fueling sales growth beginning immediately and the Tympany business gaining traction and producing less dilution through the balance of 2005. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate, disrupt our business and harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; we may harm our relationships with our traditional customers by selling in non-traditional ways, such as to high volume general retail or electronics retail stores, or through ear-nose-throat physicians, or by having the primary care physician make referrals of Otogram-tested hearing impaired patients through our Hearing Health Network; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks that could result in lower sales. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Thursday, April 28, 2005 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 561-2731, or (617) 614-3528 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter confirmation code 39020754 (available through May 3, 2005), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended March 31
	2005	2004
Net sales	$25,891	$26,306
Cost of sales	12,034	11,729

Gross profit	13,857	14,577

Selling, general and administrative expense	14,854	10,044
Research and development expense	2,352	2,554

Operating profit (loss)	(3,349)	1,979

Other expense, net	40	49

Income (loss) before income tax provision	(3,389)	1,930

Income tax provision	88	342

Net income (loss)	$(3,477)	$1,588

Basic earnings (loss) per common share	$(.16)	$.08

Diluted earnings (loss) per common share	$(.16)	$.07

Weighted average number of common shares outstanding:
Basic	21,215	20,408

Diluted	21,215	22,790

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Assets:

Cash and marketable securities	$29,971	$32,349
Accounts receivable	15,586	16,092
Inventories	11,170	9,799
Property and equipment	9,779	10,086
Goodwill and intangibles	41,023	42,300
Other	5,348	4,660

Total assets	$112,877	$115,286

Liabilities:

Accounts payable	$9,311	$8,315
Accrued liabilities and other	20,683	17,444
Loan payable	7,748	8,525
Deferred revenue	8,543	9,899

Total liabilities	46,285	44,183

Shareholders’ equity:

Common stock	22	22
Additional paid-in capital	118,211	118,135
Accumulated deficit	(54,274)	(50,797)
Other	2,633	3,743

Total shareholders’ equity	66,592	71,103

Total liabilities and shareholders’ equity	$112,877	$115,286